EXHIBIT 24.1
POWERS OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of HeartWare Limited constitute and appoint Douglas Godshall and David McIntyre, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors and officers of HeartWare Limited, its Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of ordinary shares of the Company pursuant to the HeartWare Limited Performance Rights Plan to be filed with the Securities and Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

/s/ Douglas Godshall Douglas Godshall	Chief Executive Officer and Director (principal executive officer)	November 19, 2007
/s/ David McIntyre David McIntyre	Chief Financial Officer (principal financial and accounting officer)	November 19, 2007
/s/ Robert Thomas Robert Thomas	Chairman and Director	November 19, 2007
/s/ Dr. Seth Harrison Dr. Seth Harrison	Director	November 19, 2007
/s/ Dr. Christine Bennett Dr. Christine Bennett	Director	November 19, 2007
/s/ Dr. Denis Wade Dr. Denis Wade, AM	Director	November 19, 2007
/s/ Robert Stockman Robert Stockman	Director	November 19, 2007